Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS STRONG FISCAL 2012 FOURTH-QUARTER AND FULL-YEAR RESULTS; PROJECTS HIGHER EARNINGS IN FISCAL 2013

•
Full-year fiscal 2012 net income was $50.9 million, or $1.72 per diluted share; excluding certain items, net income was $61.0 million, or $2.06 per diluted share, an increase of 10.8% compared with last year

•
Net income for the quarter was $11.2 million, or $0.38 per diluted share; excluding certain items, net income was $14.1 million, or $0.48 per diluted share, compared with $15.0 million, or $0.49 per diluted share, for the prior-year period

•	Company expects full-year fiscal 2013 net income, excluding certain items, to be in the range of $2.14 to $2.19 per diluted share

AKRON, Ohio - October 24, 2012 - A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the full fiscal year and fourth quarter ended August 31, 2012. The Company reported full-year net income of $50.9 million, or $1.72 per diluted share, compared with $41.0 million, or $1.32 per diluted share, last year. Excluding certain items, net income for the year was $61.0 million, or $2.06 per diluted share, compared with $58.0 million, or $1.86 per diluted share, for the prior year. The translation effect of foreign currencies negatively impacted net income for the year by $3.6 million, or $0.12 per share, on a non-GAAP basis.

For the fourth quarter, the Company reported net income of $11.2 million, or $0.38 per diluted share, compared with net income of $5.9 million, or $0.19 per diluted share, for the comparable period last year. Excluding certain items, net income for the quarter was $14.1 million, or $0.48 per diluted share, compared with $15.0 million, or $0.49 per diluted share, for the prior-year period. The translation effect of foreign currencies negatively impacted net income for the quarter by $1.7 million, or $0.06 per share, on a non-GAAP basis.

Fiscal 2012 net sales were $2.1 billion compared with $2.2 billion for fiscal 2011. Excluding the impact of foreign currency, net sales for fiscal 2012 were consistent with the prior-year levels despite a volume decrease of 7.0%.

Net sales for the fiscal 2012 fourth quarter were $524.4 million compared with $578.1 million for the same period last year. Net sales declined by $53.7 million, or 9.3%. Volume declined 3.7% in the quarter compared with the same quarter last year. Excluding the translation effect of foreign currencies, net sales increased by $3.7 million in the fourth quarter compared with the same period last year.

“The outstanding performance of the Americas and Asia Pacific regions, coupled with the dedicated efforts of our European team, allowed us to overcome the major challenge of the European economy. The collective commitment of our global team enabled us to overcome difficult macroeconomic conditions as we continue to improve net income, operating profit per pound, cash flow from operations and earnings per share,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “This marks the third consecutive year of adjusted earnings growth, and demonstrates the strength of our team, the benefit of our strategy and effective cost control. We will continue to focus on growth opportunities in the Americas and Asia Pacific while maintaining our leadership position in Europe.”

The Company uses the following non-GAAP financial measures of net income excluding certain items and net income per diluted share excluding certain items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company and to allocate resources. The Company believes that the additional measures are useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for reconciliation of non-GAAP measures to the nearest comparable GAAP results. Results in the following discussion are presented on a non-GAAP basis excluding certain items.

Fiscal 2012 gross profit was $278.1 million, a decrease of $8.1 million compared with last year. Excluding the foreign currency impact, gross profit increased $5.4 million, compared with last year, primarily as a result of successful restructuring initiatives and increased sales of niche products. Gross profit for the quarter was $66.8 million, compared with $71.4 million last year. Excluding the impact of foreign currency translation, gross profit increased by $2.2 million compared with the year-ago quarter, reflecting the Company's continual product mix improvement, the benefits of prior restructuring initiatives, and ongoing efforts to control costs.
The Company's selling, general and administrative (SG&A) expenses for fiscal 2012 decreased $14.0 million compared with the prior year, including a $5.4 million decrease in the fourth quarter compared with the prior-year fourth quarter. These decreases were primarily attributable to the Company realizing SG&A expense synergies in connection with the continued integration of acquisitions, the benefit of successful restructuring initiatives, favorable foreign currency translation and successful cost control efforts. Additionally, the fourth quarter of the prior year included a settlement involving a business relationship.

Europe, Middle East and Africa (“EMEA”) - For the full year, net sales in the EMEA segment were $1.4 billion compared with $1.5 billion in fiscal 2011. Volume declined by 8.3% on a year-over-year basis. Operating income was $71.8 million, a decline of $14.8 million compared with the prior year. The decrease was due to the lower gross profit driven by the reduced volume, partially offset by a $10.6 million decrease in SG&A expenses. SG&A expenses were reduced as a result of EMEA's successful restructuring initiatives and its continued aggressive actions to control costs. Foreign currency translation also contributed to the decline and adversely impacted EMEA operating income by $4.5 million in fiscal 2012.

In the fiscal 2012 fourth quarter, EMEA net sales were $333.8 million, a decrease of $60.9 million, or 15.4%, compared with the prior-year period. Foreign exchange effect negatively impacted net sales by $49.5 million, accounting for 81% of the fourth-quarter decrease in net sales.

EMEA gross profit was $37.8 million for the quarter, a decrease of $9.0 million compared with the same three-month period last year. Foreign currency translation negatively impacted EMEA gross profit by $5.6 million or approximately 62% of the decline.
EMEA segment operating income for the quarter was $13.9 million, a decrease of $5.9 million compared with the same period last year. Foreign exchange negatively impacted operating income by $2.2 million or approximately 37% of the decrease.

The Americas - For the full year, the Americas reported net sales of $558.9 million, an increase of 8.1% from $516.8 million last year. The increase in net sales was a result of the improved mix in all product families. Incremental fiscal 2012 net sales of $18.0 million from acquisitions that closed in fiscal 2011 were almost entirely offset by the negative impact of foreign currency translation in fiscal 2012.

Operating income for the year ended August 31, 2012 more than doubled to $28.9 million compared with $14.0 million last year. Operating income increased primarily due to improved gross profit per pound. In addition, SG&A decreased by $2.3 million primarily related to the prior-year settlement involving a business relationship. Foreign currency translation negatively impacted operating income by $1.3 million.
In the fiscal 2012 fourth quarter, net sales for the Americas were $154.2 million, an increase of $9.0 million, or 6.2%, compared with the prior-year period. The increase in net sales was primarily attributable to improved product mix in the Company's specialty powders and masterbatch product families. Foreign currency translation negatively impacted net sales by $7.4 million.
Gross profit for the Americas was $23.5 million in the fiscal 2012 fourth quarter, an increase of $3.5 million compared with the same period last year. The increases in gross profit and gross profit per pound for the fourth quarter of 17.7% and 15.0%, respectively, were primarily in the engineered plastics product family. The Company was able to increase margins by improving product mix and implementing operational efficiencies from restructuring initiatives in the Americas. Foreign currency translation negatively impacted gross profit by $1.2 million.
Operating income for the Americas for the quarter was $9.5 million compared with $1.9 million last year. The nearly 400% increase in operating income was primarily due to improved gross profit per pound and a decrease of $4.1 million in SG&A expenses which included a settlement involving a business relationship in the fourth quarter of 2011. Foreign currency translation negatively impacted operating income by $0.4 million.

Asia Pacific (“APAC”) - Net sales for APAC for the year ended August 31, 2012 were $144.7 million, an increase of $2.5 million or 1.8% despite a reduction in volume of 8.1% compared with the prior-year period. The reduction in volume was primarily attributable to the roto compounding product line as a result of the prior successful restructuring initiative in Australia and continued focus on products with higher technical requirements. Partially offsetting this reduction, the masterbatch and engineered plastics product families experienced a significant volume increase in higher technical component products compared with the prior year. Foreign currency translation favorably impacted net sales by $1.4 million. Gross profit increased to $22.0 million in fiscal 2012, up 27.5% from a year ago, and operating income increased 81.6% to $10.1 million.

In the fiscal 2012 fourth quarter, net sales for APAC were $36.4 million, a decrease of $1.7 million or 4.5% compared with the same prior-year period. Foreign currency translation negatively impacted net sales by $0.5 million. Gross profit for APAC for the quarter was $5.5 million, an increase of 19.5% compared with last year.
APAC segment operating income was $2.2 million for the quarter compared with $1.7 million last year. The 27.8% increase in profitability was principally due to the increase in gross profit partially offset by a slight increase in SG&A expenses.

Working Capital/Cash Flow From Operations/Share Repurchase
Working capital was 57 days at the end of the fiscal 2012 compared with 60 days at the end of fiscal 2011. The improvement was attributable to continued progress of the Company's working capital management process.

Net cash provided from operations was $99.5 million and $68.9 million for fiscal years 2012 and 2011, respectively, for a combined total of $168.4 million over the two-year period. The improvement of $30.6 million in cash provided by operations year-over-year was primarily due to the improvements in earnings and working capital management.

The Company's cash and cash equivalents decreased $31.7 million since August 31, 2011. This decrease was driven primarily by the acquisition of Elian SAS for $64.9 million in net cash consideration, the repurchase of treasury shares totaling $26.8 million, expenditures for capital projects of $34.0 million, and dividend payments of $20.9 million. Combined, these four uses of cash and cash equivalents totaled $146.6 million, and were partially offset by the net cash provided by operations.

Business Outlook
“In fiscal 2012, we delivered on our promise to control what we could control in a tough environment, and I'm pleased with our results. With that said, we'll aggressively look for ways to continue to deliver value to our shareholders given expected tepid global growth, at best, in fiscal 2013,” Gingo said. “Our goal is to drive year-over-year growth in earnings regardless of the macro climate, and we are focused on delivering this goal in 2013 in the same way as we executed on this commitment in 2012.”

Gingo continued, “Given our execution of prior restructuring activities, successful integration of strategic acquisitions, internal value-added growth initiatives and our unwavering commitment to executing on our proven strategies, we believe we can grow earnings in the face of existing global economic pressures. Overall, we anticipate that our fiscal 2013 full-year net income will be in the range of $2.14 to $2.19 per diluted share. However, we do anticipate pressure in our fiscal 2013 first-quarter results but expect stronger performance in subsequent quarters compared with the prior year. ”

Conference Call on the Web
A live Internet broadcast of A. Schulman's conference call regarding fiscal 2012 fourth-quarter earnings can be accessed at 10:00 a.m. Eastern Time on Thursday, October 25, 2012, on the Company's website, www.aschulman.com. An archived replay of the call will also be available on the website.

Investor Presentation Materials
Senior executives of the Company may participate in meetings with analysts and investors throughout the remainder of this fiscal year. The Company has posted presentation materials, portions of which may be used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports & leisure, custom services and others. The Company employs approximately 3,100 people and has 34 manufacturing facilities globally. A. Schulman reported net sales of $2.1 billion for the fiscal year ended August 31, 2012. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include: net income excluding certain items and net income per diluted share excluding certain items. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are net income and net income per diluted share. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company's major product markets or countries where the Company has operations;

•	the effectiveness of the Company's efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company's products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company's performance are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2012. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.

SHLM_ALL

Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended August 31,		Year ended August 31,
	2012	2011	2012	2011
	Unaudited (In thousands, except per share data)
Net sales	$524,446	$578,087	$2,106,753	$2,192,955
Cost of sales	457,663	507,042	1,829,336	1,907,409
Selling, general and administrative expenses	46,747	52,325	192,439	206,406
Restructuring expense	2,471	2,338	9,256	8,117
Asset impairment	806	6,225	3,392	8,150
Curtailment (gains) losses	—	—	(310)	—
Operating income	16,759	10,157	72,640	62,873
Interest expense	1,845	1,724	8,377	6,453
Interest income	(24)	(331)	(699)	(922)
Foreign currency transaction (gains) losses	(324)	197	245	1,595
Other (income) expense, net	(138)	354	(1,251)	(1,720)
Income before taxes	15,400	8,213	65,968	57,467
Provision (benefit) for U.S. and foreign income taxes	3,852	2,107	13,919	15,782
Net income	11,548	6,106	52,049	41,685
Noncontrolling interests	(312)	(248)	(1,162)	(689)
Net income attributable to A. Schulman, Inc.	$11,236	$5,858	$50,887	$40,996
Weighted-average number of shares outstanding:
Basic	29,321	30,637	29,389	30,978
Diluted	29,438	30,721	29,549	31,141
Earnings per share of common stock attributable to A. Schulman, Inc.:
Basic	$0.38	$0.19	$1.73	$1.32
Diluted	$0.38	$0.19	$1.72	$1.32
Cash dividends per common share	$0.190	$0.155	$0.720	$0.620

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	August 31, 2012	August 31, 2011
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$124,031	$155,753
Accounts receivable, net	304,698	347,036
Inventories, average cost or market, whichever is lower	247,222	264,747
Prepaid expenses and other current assets	32,403	34,376
Total current assets	708,354	801,912
Property, plant and equipment, at cost:
Land and improvements	28,739	30,826
Buildings and leasehold improvements	156,951	165,267
Machinery and equipment	363,811	382,828
Furniture and fixtures	39,404	41,860
Construction in progress	14,320	12,967
Gross property, plant and equipment	603,225	633,748
Accumulated depreciation and investment grants of $579 in 2012 and $815 in 2011	377,349	399,448
Net property, plant and equipment	225,876	234,300
Other assets:
Deferred charges and other noncurrent assets	41,146	35,947
Goodwill	128,353	91,753
Intangible assets, net	90,038	76,075
Total other assets	259,537	203,775
Total assets	$1,193,767	$1,239,987
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$248,069	$254,405
U.S. and foreign income taxes payable	4,268	11,072
Accrued payroll, taxes and related benefits	42,275	44,560
Other accrued liabilities	37,282	50,608
Short-term debt	35,411	11,550
Total current liabilities	367,305	372,195
Long-term debt	174,466	184,598
Pension plans	92,581	84,673
Other long-term liabilities	29,324	24,161
Deferred income taxes	22,402	20,055
Total liabilities	686,078	685,682
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000 shares, issued - 47,958 shares in 2012 and 47,816 shares in 2011	47,958	47,816
Additional paid-in capital	259,253	254,184
Accumulated other comprehensive income (loss)	(5,921)	50,007
Retained earnings	571,205	541,256
Treasury stock, at cost, 18,649 shares in 2012 and 17,207 shares in 2011	(371,099)	(344,759)
Total A. Schulman, Inc.’s stockholders’ equity	501,396	548,504
Noncontrolling interests	6,293	5,801
Total equity	507,689	554,305
Total liabilities and equity	$1,193,767	$1,239,987

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended August 31,
	2012	2011
	Unaudited (In thousands)
Operating:
Net income	$52,049	$41,685
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	29,176	32,342
Amortization	9,608	7,932
Deferred tax provision	(14,733)	1,261
Pension, postretirement benefits and other deferred compensation	10,276	(909)
Net (gains) losses on asset sales	—	(140)
Asset impairment	3,392	8,150
Curtailment (gains) losses	(310)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	16,788	(28,564)
Inventories	(6,222)	(27,269)
Accounts payable	9,584	32,803
Income taxes	(4,832)	9,052
Accrued payroll and other accrued liabilities	(11,563)	(1,463)
Other assets and long-term liabilities	6,284	(5,934)
Net cash provided from (used in) operating activities	99,497	68,946
Investing:
Expenditures for property, plant and equipment	(34,003)	(26,359)
Proceeds from the sale of assets	1,581	10,041
Business acquisitions, net of cash acquired	(64,918)	(15,944)
Net cash provided from (used in) investing activities	(97,340)	(32,262)
Financing:
Cash dividends paid	(20,938)	(19,389)
Increase (decrease) in notes payable	(6,339)	(2,196)
Borrowings on revolving credit facilities	188,730	250,268
Repayments on revolving credit facilities	(155,669)	(218,768)
Repayments on long-term debt	(3,552)	(115)
Payment of debt issuance costs	—	(2,220)
Cash distributions to noncontrolling interests	(580)	(700)
Issuances of stock, common and treasury	1,347	1,168
Redemptions of common stock	(382)	(1,043)
Purchases of treasury stock	(26,752)	(22,154)
Net cash provided from (used in) financing activities	(24,135)	(15,149)
Effect of exchange rate changes on cash	(9,744)	11,464
Net increase (decrease) in cash and cash equivalents	(31,722)	32,999
Cash and cash equivalents at beginning of year	155,753	122,754
Cash and cash equivalents at end of year	$124,031	$155,753
Cash paid during the year for:
Interest	$7,472	$5,737
Income taxes	$26,964	$10,402

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited
(In thousands, except per share data)

	Three months ended August 31,		Year ended August 31,
	2012	2011	2012	2011
	(In thousands, except per share data)
Net income attributable to A. Schulman, Inc.:
GAAP, as reported	$11,236	$5,858	$50,887	$40,996
Certain items, net of tax:
Asset write-downs (1)	613	6,225	2,530	8,150
Costs related to acquisitions (2)	359	552	1,311	1,391
Restructuring related (3)	1,767	2,288	6,671	7,243
Inventory step-up (4)	—	112	451	296
Tax benefits (charges) (5)	100	—	(867)	(65)
Non-GAAP	$14,075	$15,035	$60,983	$58,011

Non-GAAP diluted EPS	$0.48	$0.49	$2.06	$1.86

Weighted-average number of shares outstanding -diluted	29,438	30,721	29,549	31,141

1 - Asset write-downs primarily relate to asset impairments and accelerated depreciation.
2 - Costs related to acquisitions include those costs incurred to pursue intended targets.
3 - Restructuring related costs include items such as employee severance charges, lease termination charges, curtailment gains and other employee termination costs.
4 - Inventory step-up costs include the adjustment for fair value of inventory acquired as a result of acquisition purchase accounting.
5 - Tax benefits (charges) include the effect of the adjustment to the Italian valuation allowance in fiscal 2012 and the realization of certain deferred tax assets in fiscal 2011 as a result of the 2010 ICO, Inc. acquisition.

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended August 31,		Year ended August 31,
	2012	2011	2012	2011
	Unaudited (In thousands, except for %'s)
Pounds sold to unaffiliated customers
EMEA	292,223	311,993	1,174,515	1,281,066
Americas	171,003	166,984	610,418	635,700
APAC	29,552	32,781	121,012	131,626
Total pounds sold to unaffiliated customers	492,778	511,758	1,905,945	2,048,392

Net sales to unaffiliated customers
EMEA	$333,847	$394,796	$1,403,151	$1,533,993
Americas	154,225	145,203	558,910	516,814
APAC	36,374	38,088	144,692	142,148
Total net sales to unaffiliated customers	$524,446	$578,087	$2,106,753	$2,192,955

Segment gross profit
EMEA	$37,842	$46,857	$171,768	$197,171
Americas	23,486	19,949	84,282	71,698
APAC	5,455	4,563	22,044	17,284
Total segment gross profit	66,783	71,369	278,094	286,153
Inventory step-up	—	(324)	(677)	(607)
Total gross profit	$66,783	$71,045	$277,417	$285,546

Segment operating income
EMEA	$13,896	$19,813	$71,849	$86,663
Americas	9,549	1,941	28,872	14,032
APAC	2,169	1,697	10,145	5,587
Total segment operating income	25,614	23,451	110,866	106,282
Corporate and other	(5,219)	(3,854)	(23,786)	(25,106)
Costs related to acquisitions	(359)	(553)	(1,425)	(1,429)
Restructuring related	(2,471)	(2,338)	(9,256)	(8,117)
Asset write-downs	(806)	(6,225)	(3,392)	(8,150)
Curtailment gain (loss)	—	—	310	—
Inventory step-up	—	(324)	(677)	(607)
Operating income	16,759	10,157	72,640	62,873
Interest expense, net	(1,821)	(1,393)	(7,678)	(5,531)
Foreign currency transaction gains (losses)	324	(197)	(245)	(1,595)
Other income (expense), net	138	(354)	1,251	1,720
Income before taxes	$15,400	$8,213	$65,968	$57,467

Capacity Utilization
EMEA	75%	67%	79%	76%
Americas	82%	71%	70%	66%
APAC	80%	92%	83%	87%
Worldwide	79%	70%	76%	73%